Exhibit 10.3

Zoma Ventures, LLC
Consultancy
9 Elysian Way, East Liverpool, OH 43920 (415) 699-7121, Fax (415) 358-5548

June 30, 2008

Harshawardhan Shetty
Firefish, Inc.
Via Email: hshetty2002@yahoo.com

Jonathan Dariyanani
Genesis Venture Fund India I, LP
12707 High Bluff Drive
Suite 140
San Diego, CA 92130

Dear Mr. Shetty:

This letter constitutes a Agreement between Genesis Venture Fund India I, LP, a Delaware limited partnership (“Genesis”), Firefish, Inc., a Nevada corporation (“Firefish”) and Zoma Ventures, LLC, a Nevada limited liability company (“Zoma”).

Genesis is making a substantial investment in Firefish, in the aggregate, including purchase of warrants and common stock, amounting to $420,000.  Genesis and Firefish have agreed on the use of proceeds of this investment.  $170,000 of this investment will be used by Firefish for general working capital and Firefish has made certain representations and covenants to Genesis with respect to restrictions on the use of working capital that are contained in that Stock Purchase Agreement entered into between Genesis and Firefish of even date hereof.  However, $250,000 of the proceeds are designated for use by Firefish to prepare the necessary forms, conduct the necessary audits and pay the related expenses of Firefish filing an S-1 registration statement with the SEC for the shares purchased by Genesis and for subsequent audit and legal compliance expenses for a period of 24 months from today’s date, including investor relations and public relations fees (“Public Company Expenses”).

In order to guarantee to Genesis that the $250,000 would be spent appropriately on the above described Public Company Expenses, Genesis and Firefish have agreed to deposit the $250,000 with Zoma, a consultancy with experience in assisting companies with the public offering and compliance processes.  Zoma will use the funds to pay the costs of audits, registration fees, filing fees, legal fees, investor relations fees, and public relations fees.   Zoma shall debit amounts for these services in the form of a quarterly invoice sent to Firefish with a copy to Genesis.  If the $250,000 is fully exhausted before the end of 24 months, then Zoma would expect to be paid in advance for services from that point forward by Genesis.  Under no circumstances will Firefish be obligated for any Zoma services in excess of the $250,000 without its prior written consent.  If there is a credit balance at the end of 24 months, Zoma will forward the amount of such credit balance via wire transfer to Firefish.

Zoma will bill for services of its own employees at their current hourly rates and will bill for the services of accountants, consultants, lawyers, etc. at the actual rates charged by such third party providers without overhead or upcharge of any kind.  Zoma will also charge for courier and travel expenses only based on actual expenses incurred.   Zoma will not charge for ordinary course US document FedEx, copier, telecommunications or fax charges.

The Parties agree that under no circumstance will Zoma refund any unused deposit to Firefish before the end of 24 months, nor will Zoma bill against deposited funds for any purpose other than for the Public Company Expenses.  The Parties also acknowledge that Zoma does not maintain segregated bank accounts and that, while Zoma’s obligation to refund unused amounts is absolute, Zoma may prepay service providers and co-mingle funds with those of other clients.

This Agreement is governed by the laws of the State of Nevada.  By signing below, each party agrees to be bound by the terms of this Agreement.

Accepted and agreed as of the date first written above,

Zoma Ventures, LLC
A Nevada limited liability company

X___________________________
Joanna Schneier
Managing Director

Firefish, Inc.
A Nevada corporation

X____________________________
Harshawardhan Shetty
President and CEO

Genesis Venture Fund India I, LP
A Delaware limited partnership

X____________________________
Jonathan Dariyanani
Corporate Counsel